THE FEDERAL HOME LOAN BANK OF BOSTON

SPLIT-DOLLAR INSURANCE

TERMINATION AGREEIVIENT

This Agreement is entered into as of the 24th day of May 2005 between Frank Nitkiewicz (the "Executive") and the Federal Home Loan Bank of Boston (the '"Bank").

WHEREAS the Bank and the Executive are parties to a Split-Dollar Agreement dated September 26, 1997 (the '"Split-Dollar Agreement"), which is attached hereto as Exhibit A;

WHEREAS the Executive is the owner of the life insurance policy or policies set forth in Exhibit B (the "Policy") subject to the terms of the Split-Dollar Agreement and a collateral assignment filed with the insurance company that issued the Policy;

WHEREAS Section 2 of the Split-Dollar Agreement provides that the total cash surrender value of the Policy is subject to the claims of the Bank's creditors in the event of the Bank's insolvency at all times while the Executive is employed by the Bank;

WHEREAS the Bank has determined that the Policy has failed to perform in a manner consistent with the purposes of the Split-Dollar Agreement after a thorough review of its investment performance and costs;

WHEREAS the Bank's Board of Directors has authorized (i) the establishment of a term life insurance program for the Executive and (ii) a rabbi trust as an informal means of funding the Bank's Pension Benefit Equalization Plan, in lieu of the Split-Dollar Agreement, subject to the Executive’s consent;

WHEREAS an amendment to terminate the Split-Dollar Agreement requires the written consent of both the Bank and the Executive and

WHEREAS the terms and conditions set forth in this Agreement to terminate the Split Dollar Agreement are acceptable to the Executive.

NOW, THEREFORE, in consideration of the terms and conditions set forth in this Agreement, the Executive and the Bank (the '"Parties") agree as follows:

l.
The Split-Dollar Agreement is hereby terminated effective as of the execution of this Agreement without any further action by the Parties. The Executive relinquishes all rights to the Policy immediately except as otherwise provided under this Agreement. Executive acknowledges that the Bank may take any action it deems prudent with respect to the Policy in its sole discretion, including but not limited to surrendering the Policy for its cash surrender value or exchanging the Policy for other forms of permanent life insurance. Executive shall transfer the Policy to the Bank as soon as practicable, but in no event later than June 1, 2005. The Executive shall take all actions, including but not limited to signing policy transfer forms and related insurance documentation, as may be reasonably requested by the Bank to transfer the Policy and to confirm the Bank's rights with respect to the Policy.

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2.
The Bank shall provide the Executive with a fixed term life insurance benefit equal to $1,075,000 during the Executive's employment with the Bank. The term life insurance benefit initially shall be initially provided under the Policy following termination of the Split-Dollar Agreement. The Bank shall be entitled to secure the term life insurance benefit through alternative forms of insurance as it selects in its sole discretion. The Bank shall pay all premiums required to provide the term life insurance benefit. The Executive acknowledges that this term life insurance benefit is a taxable benefit and that the Executive was afforded an opportunity to waive this benefit. The Executive shall be entitled to assign this term life insurance benefit to an irrevocable life insurance trust or similar estate planning vehicle.

3.
As soon as reasonably practicable, the Bank shall establish a rabbi trust. The purpose of the rabbi trust is to informally fund benefits under the Bank's Pension Benefit Equalization Plan and the Thrift Benefit Equalization Plan. Except in the event of the Bank's insolvency, the funds contributed to the rabbi trust shall be used to provide benefits under these plans. The rabbi trust shall be established in a form substantially similar to the IRS model rabbi trust, as set forth in IRS Revenue Procedure 92-65. The Policy, any replacement policy for the Policy or the cash proceeds from the surrender of the Policy, net of any related expenses and costs, shall be contributed to the rabbi trust. The Bank shall control the investment of the rabbi trust at all times and the Executive shall have no rights to the rabbi trust greater than those of a general unsecured creditor of the Bank.

4.
In consideration of the benefits described in this Agreement, the Executive, on behalf of the Executive and the Executive's respective heirs, successors, current and former agents, representatives, attorneys, assigns, executors, beneficiaries, and administrator, does hereby acknowledge full and complete satisfaction of, and does unconditionally release and forever discharge the Bank Group (as defined below) from any and all claims, demands, liabilities. obligations, expenses (including attorneys' fees) causes of action of whatever kind or nature, accrued or unaccrued, whether in law or in equity, known or unknown, suspected or unsuspected by him, which Executive now has, or at anytime had, against any member of the Bank Group with regard to any rights under the Split-Dollar Agreement. The “Bank Group” for purposes of this Paragraph 4 shall be the Bank and its respective past and present officers, directors, associates and agents in their personal or official capacities.

5.
By signing this Agreement, the Executive further acknowledges and agrees that: (i) the Executive has been afforded a reasonable and sufficient period of time to review and consider this Agreement; (ii) the Executive has carefully read and understands the terms of this Agreement; (iii) the Executive has signed this Agreement freely and voluntarily and without duress or coercion and with full knowledge of its significance and consequences and of the rights relinquished, surrendered, released and discharged hereunder.

6.
The only consideration for signing this Agreement are the terms stated herein and no other promise, agreement or representation of any kind has been made to the Executive by any person or entity whatsoever to cause the Executive to sign this Agreement.

7.
This Agreement constitutes an integrated agreement, containing the entire understanding of the Parties with respect to the matters addressed herein and, except as set forth in this Agreement, no representations, warranties or promises have been made or relied on by the Parties. This Agreement shall prevail over any prior communications between the Parties or their representatives relative to matters addressed herein.

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8.
This Agreement shall be interpreted, enforced and governed under the laws of the state of Massachusetts, and any dispute arising hereunder shall be submitted only to a court of competent jurisdiction in the Commonwealth of Massachusetts.

9.
The Parties warrant and represent that they are fully authorized to execute this Agreement. The Executive further warrants and represents that the Executive has not previously assigned or transferred any of claims that are the subject of the release contained herein.

10.	This Agreement shall inure to the benefit of and be binding upon the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

11.	This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

This Agreement is executed effective as of the date first written above.

/s/ Frank Nitkiewicz
EXECUTIVE

Frank Nitkiewicz
PRINT NAME

ACCEPTED BY THE FEDERAL HOME LOAN BANK OF BOSTON

/s/ Ellen McLaughlin
BY: Ellen McLaughlin
ITS: Sr. V.P., General Counsel

BST99 1459344-1.072380.0011

EXHIBIT A

SPLIT-DOLLAR AGREEMENT

BST99 1459344-1.072380.0011

SPLIT-DOLLAR AGREEMENT

THIS AGREEMENT, made as of the 26th day of September, 1997 by and between FEDERAL HOME LOAN BANK OF BOSTON, (hereinafter referred to as the "Employer"), and FRANK NITKIEWICZ of Manchester, Massachusetts (hereinafter referred to as the "Employee").

WITNESSETH THAT:

WHEREAS, the Employee is employed by the Employer; and

WHEREAS, the Employee has applied for, and is the owner of the insurance policy or policies listed in the attached Schedule A hereto, hereinafter referred to as the "Policy”; and

WHEREAS, the Employer and the Employee agree to make the Policy subject to this Agreement; and

WHEREAS, the Employee has assigned the Policy to the Employer as collateral for amounts to be advanced by the Employer under this Agreement by an instrument of assignment filed with the Insurer (hereinafter referred to as the “Assignment”);

NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained, the Parties hereto hereby agree as follows:

1.
The Parties hereto agree that the Policy shall be subject to the terms and conditions of this Agreement and of the Assignment filed with the Insurer relating to the Policy. The Employee shall be the sole and absolute owner of the Policy and may exercise all ownership rights granted to the owner thereof by the terms of the Policy, except as may be otherwise provided herein and in the Assignment. Prior to termination of Employee’s employment with Employer the total cash surrender of the policy shall be subject to the Assignment. In the event Employer becomes insolvent prior to such termination of employment, the total cash surrender value of the policy shall be deemed to be an asset of Employer and shall be subject to claims of general creditors of Employer under Federal and State law.

2.
The premium for the Policy will be paid by the Employer during the Employee's employment and for any period of time that it may have an obligation to provide continuing fringe benefits thereafter. The premium will be allocated between the Employee and the Employer. The Employee's share of the premium (term insurance allocation) shall be paid by the Employer as agent for the Employee and shall be charged to the Employee as cash compensation, and for all purposes, including the Assignment, shall be deemed cash compensation and not Employer paid premium. Any dividend declared on the Policy shall be applied to purchase paid up insurance on the life of the Employee while the Employee is employed by Employer.

3.
The Assignment shall not be terminated, altered or amended by the Employee without the express written consent of the Employer. The Parties hereto agree to take reasonable action to cause such Assignment to conform to the provisions of this Agreement.

4.	a. Except as otherwise provided herein, the Employee shall not sell, assign, transfer, surrender or cancel the Policy, without, in any such case, the express written consent of the Employer.

b. The Employee shall have the right to change the beneficiary or beneficiaries with regard to the death benefit in excess of the collaterally assigned interest of the Employer as described under Section 5.

c. The Employer shall not borrow against the Policy without the express written consent of the Employee.

d. Upon the Employee's termination of employment, the Employee shall have the right to take any action with regard to the cash value of the policy in excess of the collaterally assigned interest of the Employer, subject to the provisions of Section 1 of this Agreement.

5.	a. Upon the death of the Employee, the Employer shall promptly take all action necessary to obtain its share of the death benefit provided under the Policy.

b. The Employer shall have the right to receive the total cash surrender of the Policy reduced by an amount, if any, equal to the sum of (a) the present value of the annual Pension Benefit payable on account of Executive under the Bank's Benefit Equalization Plan, calculated as though the Employee had terminated employment immediately preceding Employee’s death plus (b) an amount equal to four (4) times the Executive’s total cash compensation for the calendar year preceding Executive's death. The balance of the death benefit provided under the Policy shall be paid directly by the Insurer to the beneficiary or beneficiaries and in the manner designated by the Employee. The Parties hereto agree that the beneficiary designation provision of the Policy shall conform to the provisions hereof.

6.
The Employer shall not merge or consolidate voluntarily into or with another organization, or reorganize, or sell substantially all of its assets to another organization, firm or person unless and until such succeeding or continuing organization, firm or person agrees to assume and discharge the obligations of the Employer under this Agreement. Upon the occurrence of such event, the term "Employer" as used in this Agreement shall be deemed to refer to such successor or survivor organization.

7.
a. This Agreement shall terminate upon the occurrence of the earliest of the following events: (i) the Employee's death and the payment of proceeds pursuant to Section 5 of this Agreement, or (ii) the Policy anniversary next following the Employee's termination of employment.

b. Upon such termination under Section 7.a.(ii) of this Agreement, the Policy shall be partially surrendered in an amount necessary to repay the Employer the total cash surrender value of the Policy reduced by an amount, if any, equal to the present value of the annual Pension Benefit payable to or on account of Executive under the Bank's Benefit Equalization Plan. Upon payment to the Employer, the Employer shall release its interest in the Policy, and the Employee will thereafter own the Policy free from this Agreement and the Assignment. The Employee agrees to execute any and all documents necessary to effect repayment to the Employer provided herein.

8.	The Parties hereto agree that this Agreement shall take precedence over any provisions of the Assignment. The Employer agrees not to exercise any right possessed by it under the Assignment except in conformity with this Agreement.

9.	This Agreement may not be amended, altered or modified except by a written instrument signed by both of the Parties hereto and may not be otherwise terminated except as provided herein.

10.	Any actuarial or other calculations provided for in this Agreement shall be made by the Actuary employed by the Bank for determining values and benefits under the Bank’s defined benefit plan.

11.	Where values and calculations may apply to more than one Policy listed in attached Schedule A, such Policies shall be considered and utilized on a pro rata basis.

12.
This Agreement shall be binding upon and inure to the benefit of the Employer and its successors and assignees and the Employee and Employee's successors, assignees, heirs, executors, administrators and beneficiaries.

13.	This Agreement, and the rights of the Parties hereunder, shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed by its officer thereunto duly authorized and the Employee has hereunto set his hand and seal, all as of the day and year first above written.

FEDERAL HOME LOAN BANK OF BOSTON

By: /s/ Carol Whaley

Title: First Vice President

/s/ Frank Nitkiewicz
Frank Nitkiewicz

NITKIEW

SCHEDULE A

Insurance Carrier	Policy No.	Face Amount
Guardian Life Insurance Company	In Process

Security Life of Denver	1552230	$480,000

SCHEDULE B
EMPLOYER PREMIUMS

Policy
Anniversary	Annual	Cumulative
Year	Premium	Premium

This section will be completed once the Guardian policy is issued.

EXHIBIT B

POLICIES SUBJECT TO
SPLIT-DOLLAR TERMINATION AGREEMENT

The following policies are subject to this Split-Dollar Insurance Termination Agreement:

Insurance Carrier	Policy No.
Guardian Life Insurance Company	4039183

John Hancock Life Insurance Company ING -	UL00258568

Security Life of Denver	1552230

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